EXHIBIT 99.1

                               ARTICLES OF MERGER
                                       of
             TONER SYSTEMS INTERNATIONAL, INC., a Utah Corporation
                                      into
            TONER SYSTEMS INTERNATIONAL, INC., a Nevada Corporation

     FIRST: The name of the surviving entity is TONER SYSTEMS INTERNATIONAL, INC., and the place of its initial organization as TONER SYSTEMS INTERNATIONAL, INC. is in the jurisdiction of the State of Utah, on August 25, 1980, under the provisions of that state which permit this merger. The name, place and organization of the entity being merged into the surviving entity is TONER SYSTEMS INTERNATIONAL, INC., organized in the jurisdiction of the State of Nevada on February 09, 1998.

     SECOND: A Plan of Reorganization and Change of Domicile was adopted by each entity that is a party to this merger and set forth in the Plan of Reorganization and Change of Domicile, effective February 15, 1998. A copy of the Plan of Reorganization and Change of Domicile is attached hereto and part of these Articles of Merger.

    THIRD: The name of the surviving corporation is TONER SYSTEMS INTERNATIONAL, INC., which has been taken over and become the Nevada Corporation. The Nevada Company shall survive the Reorganization as indicated in the Plan of
Reorganization and change of Domicile and these Articles of Merger. After Reorganization, the operational history of the Company, TONER SYSTEMS INTERNATIONAL, INC., before the Reorganization, with the duties and relationships to its shareholders, shall be unchanged by the Reorganization. All of its property and its shareholder list shall be unchanged. The Public Utah Company, TONER SYSTEMS INTERNATIONAL, INC., shall cease to exist as a separate entity and shall survive as, and only as, the Public Nevada Company, TONER SYSTEMS INTERNATIONAL, INC.

     FOURTH: The Articles of Incorporation of TONER SYSTEMS INTERNATIONAL, INC. shall be the same as filed in the State of Nevada as reflected by the submitted Articles of Incorporation (File number 2538-1998) filed by TONER SYSTEMS INTERNATIONAL, INC., the Nevada Corporation.

    FIFTH: The executed Plan of Reorganization and Change of Domicile was voted upon by the Board of Directors of each component company with the majority consent of each components shareholders, i.e. fifty percent or more approval of each component corporation. A copy of the Majority Consent of Shareholders for each component company is attached hereto and part of these Articles of Merger.

      SIXTH: The executed Plan of Reorganization is on file at the principal place of business of TONER SYSTEMS INTERNATIONAL, INC., the merged Nevada Corporation at 4485 Abinadi Road, Salt Lake City, Utah 84124 and at the office of the Nevada Resident Agent and at the principle place of business of TONER SYSTEMS INTERNATIONAL, INC. the former Utah Corporation at 4485 Abinadi Road, Salt Lake City, Utah 84124.

       SEVENTH: All entities involved in this merger have complied with the laws of their respective jurisdictions or organization concerning this merger. The governing law shall be the laws of the State of Nevada.

      EIGHTH:  The effective date of this merger shall be February 15, 1998.

      NINTH: The Board of Directors of the survived merged entity shall be Laura Olson , 4485 Abinadi Road, Salt Lake City, Utah 84124 and Gerald Walton , 776 Woodshire Circle, Murray, Utah 84107.

TONER SYSTEMS INTERNATIONAL, INC.
a Nevada Corporation
 /s/ Laura Olson, President-Director
 /s/ Gerald Walton, Director

 TONER SYSTEMS INTERNATIONAL, INC.
 a Utah Corporation
  /s/  Laura Olson, President-Director